Exhibit 99.2

EASTERN LIGHT CAPITAL
ANNOUNCES RECEIPT OF DEFICIENCY LETTER

SAN FRANCISCO - (MARKETWIRE) – May 13, 2010 – Eastern Light Capital, Incorporated (the “Company” or “ELC”) announced today that it received a Deficiency Letter dated May 7, 2010 from NYSE Regulation, on behalf of the NYSE Amex LLC (the “Exchange”).  The letter indicated that the Company is not in compliance with the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide (the “Company Guide”) and the Company has therefore become subject to the procedures and requirements of Section 1009 of the Company Guide.

Specifically, the Company is not in compliance with Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years and Section 1003(b)(i)(C) of the Company Guide with aggregate market value of shares publicly held less than $1,000,000 for more than ninety (90) consecutive days.

In order to maintain its Exchange listing, the Company must submit to the Exchange a plan of compliance by June 7, 2010 (the “Plan”), addressing how it intends to regain compliance with Section 1003(a)(iii) by November 7, 2011 and Section 1003(b)(i)(C) by November 8, 2010.

The Company  intends to submit a Plan as soon as practicable  and no later than the  June 7, 2010 deadline.
There can be no assurance that the Company’s Plan will be accepted by the Exchange.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California.  Until 2007, ELC was externally managed.  Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC’s mortgage investment portfolio. Due to the suspension of ELC’s mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to ELC and are currently part of ELC’s core portfolio.  ELC is examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value.

This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. The Company’s actual results can differ materially from those anticipated in these forward-looking statements because of  unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:	Eastern Light Capital, San Francisco Richard J. Wrensen, CEO – 415/693-9500 ext. 102 rwrensen@caitreit.com www.elcreit.com